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                     August 25, 2021

       Michelle Ngo
       Chief Financial Officer
       Kilroy Realty Corp
       12200 W. Olympic Boulevard, Suite 200
       Los Angeles, CA 90064

                                                        Re: Kilroy Realty Corp
                                                            Form 10-K for the
year ended December 31, 2020
                                                            Filed February 12,
2021
                                                            Form 8-K
                                                            Filed April 29,
2021
                                                            File No. 001-12675

       Dear Ms. Ngo:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Merryl E. Werber